Exhibit 10.1

AMERICAN SEAFOODS GROUP LLC

PERFORMANCE UNIT PLAN

SECTION 1. PURPOSES

The purposes of the American Seafoods Group LLC Performance Unit Plan are:

(a) to enhance long-term equity holder value creation;

(b) to provide an increased incentive for eligible individuals to assert their best efforts by conferring benefits based on improved Company financial performance; and

(c) to encourage such persons to remain in the service of the Company.

SECTION 2. DEFINITIONS

2.1 “Award” means an issuance of performance units whose value will be tied to specific financial performance measures determined by the Board.

2.2 “Beneficiary” means one or more persons, trusts, estates or other entities designated by the Participant that are entitled to receive benefits under the Plan upon the death of a Participant. The beneficiary designation last filed with the Company shall control. If no Beneficiary is designated, such payment shall be paid to the surviving spouse of the Participant, if living, and otherwise to the descendants of the Participant in equal units by right of representation; if no descendants survive to receive payments, the balance due shall be paid to the estate of the Participant.

2.3 “Board” means the Board of Directors of ASC Management, Inc., or other governing body of American Seafoods, L.P. or any successor entity.

2.4 “Change in Control” means:

(a) the acquisition of direct or indirect equity interests in the Company by any Person or Persons who do not hold direct or indirect equity interests in the Company as of the Effective Date that, together with equity interests already owned by such Person or Persons, constitutes 50% or more of the voting power or direct or indirect equity interests of the Company;

(b) the acquisition of one-half or more of the Company’s total assets within a twelve-month period by a Person or Persons;

(c) the replacement of a majority of the members of Board during a twelve-month period by Persons not endorsed by a majority of the previous Board.

2.5 “CEO” means Chief Executive Officer.

2.6 “Company” means American Seafoods Group LLC, a Delaware limited liability company, and its subsidiaries, either singly or together, as appropriate.

2.7 “Disability,” unless otherwise defined by the CEO, means a period of disability during which an Eligible Employee qualifies for benefits under the Company’s current long-term disability plan.

2.8 “Effective Date” means the date on which the Plan is adopted by the Board.

2.9 “Eligible Employee” means an executive or other employee of the Company as recommended by the CEO and approved by the Board.

2.10 “Participant” means an Eligible Employee who holds Awards.

2.11 “Plan” means the American Seafoods Group Performance Unit Plan, as it may be amended from time to time by the Board.

2.12 “Person” means any individual, general partnership, limited partnership, corporation, limited liability company, Alaskan native entity or community development group, joint venture, trust, business trust, cooperative or association.

2.13 “Retirement,” unless otherwise defined by the Company, for purposes of the Plan, means that the Participant leaves active employment with the Company after having either (i) attained age 65 or (ii) attained at least age 55 plus that number of full years of employment with the Company such that the Participant’s age and years of employment total at least 65.

2.14 “Unit” means a performance unit awarded under the Plan.

SECTION 3. ADMINISTRATION

3.1 Plan Administrator

The Plan shall be administered by the Board. The Board shall have the authority to amend, suspend or terminate the Plan.

3.2 Administration and Interpretation

(a) Subject to the terms and conditions explicitly set forth in the Plan, the Board shall have exclusive authority, in its discretion, to determine all matters under the Plan, including determining the size of Awards, whether and to what extent Participants are entitled to Plan benefits, and all terms, conditions, restrictions and limitations, if any, of any Awards. The Board shall also have exclusive authority to interpret the Plan and the terms of any instrument thereunder and may from time to time adopt and change rules and regulations of general application for the Plan’s administration. The Board’s interpretation of the Plan and its rules and regulations, and all actions taken and determinations made by the Board pursuant to the Plan, shall be conclusive and binding on all parties involved or affected. The Board may delegate ministerial duties and the authority to determine of the size and recipients of the Awards to the Compensation Committee of the Board or the Company’s officers as it so determines.

(b) No member of the Board shall be liable for any action or determination made in good faith with respect to the Plan or any Award issued hereunder. In addition to such other rights of indemnification as members of the Board may have as directors, each member of the Board shall be indemnified by the Company to the extent permitted by law against the reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which such member may be a party by reason of any action taken or failure to act under or in connection with the Plan, and against all amounts paid by such member in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by such member in satisfaction of a judgment in any such action, suit or proceeding; provided, however, that within sixty (60) days after institution of any such action, suit or proceeding, the Board member shall, in writing, offer the Company the opportunity, at its own expense, to handle and defend the same.

SECTION 4. ELIGIBILITY

Unless the Board determines otherwise, Eligible Employees are automatically eligible to participate in the Plan, provided such individuals are Eligible Employees prior to the actual date of the grant of any Award

SECTION 5. PLAN PARAMETERS

5.1 Vesting

Each Award made under the Plan will vest at the end of three years following the date of the grant, subject to meeting the applicable vesting requirements for such Award as determined by the Board.

5.2 Determination of Awards

The CEO shall recommend to the Board Awards for Participants under the Plan, which Awards may be based on title, job responsibilities, salary level or such other criteria as the Board in its discretion approve. Such recommendations may be approved, modified or not approved by the Board in its sole discretion. With the Board’s express authorization, and subject to any limitations set forth by the Board, the Compensation Committee or the CEO may also make direct grants of Awards for Participants under the Plan.

5.3 Determination of Award Value

For each Award, each Unit granted will have a value determined by a formula proposed by the CEO and approved by the Board, which formula shall be comprised of financial performance targets over a three year period and a range of values for each Unit based on achievement of such financial performance targets.

5.4. Payment of Awards

Payment for each vested Award shall be made as soon as practicable after determination of the actual Award value, but in no event later than ninety (90) days following the end of the final fiscal year within the vesting period of the Award.

SECTION 6. WITHHOLDING

Unless the Board determines otherwise or an alternative is elected by a Participant, all Awards vested under the Plan shall be issued net of all applicable withholding taxes required by applicable federal, state, local or foreign law. No awards shall be issued under the Plan until all applicable withholding obligations are satisfied.

SECTION 7. NONASSIGNABILITY

Neither the Participant nor any other Person shall have any right to sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance any of the benefits provided for under this Plan. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by the Participant or any other Person, nor be transferable by operation of law in the event of the Participant’s or any Person’s bankruptcy or insolvency. If any Participant or Beneficiary should attempt to sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt, the amounts, if any, payable hereunder, then such amounts shall automatically terminate unless the Board, in its discretion, provides otherwise.

SECTION 8. CHANGE IN CONTROL

Upon a Change in Control all unvested Awards shall immediately vest and be payable as if the financial performance of the most recently completed fiscal year were maintained for the remaining fiscal years of the Award’s term.

SECTION 9. AMENDMENT AND TERMINATION

9.1 Amendment, Suspension or Termination of Plan

The Board may amend, suspend or terminate the Plan or any portion of the Plan at any time and in such respects as it shall deem advisable. Amendment, suspension or termination of the Plan shall not affect the terms or conditions of any option granted prior to termination.

9.2 Term of Plan

The Plan shall have no fixed expiration date.

SECTION 10. TERMINATION OF EMPLOYMENT

10.1 Termination of Employment by Reason of Retirement, Disability, or Death. If a Participant’s employment with the Company terminates prior to the end of a vesting period for any Award by reason of Retirement, Disability, or death, such Participant shall be entitled to receive payment for such Award as if a Change of Control had occurred as of the date of such Retirement, Disability or death.

10.2 Termination of Employment or Service for Reasons Other than Retirement, Disability, or Death. If a Participant’s employment with the Company terminates for any reason prior to end of a vesting period for any Award, and such termination is not for any reason set forth in Section 10.1, such Participant’s participation in the Plan shall automatically terminate as of the effective date of such termination of employment and such Participant shall not be entitled to receive any future Awards or any payments under the Plan with respect to any outstanding Awards still subject to vesting, unless the Participant’s employment agreement with the Company expressly states otherwise, or the Board determines otherwise in its discretion.

10.3 Forfeiture Provisions

Notwithstanding the foregoing, in the event an Eligible Employee terminates employment by reason of Retirement and, within two years immediately following such termination, engages in any capacity in a business that is in substantial direct competition with the business of and in the geographic area served by the Company, such individual shall be required to return any Awards received under the Plan as a result of such Retirement. The CEO’s determination of whether an individual has acted in competition with the Company shall be made in his/her sole discretion.

10.4 Determinations of the Board Conclusive and Binding

Any question as to whether and when there has been a termination of employment or services for purposes of the Plan and the cause of such termination shall be determined by the Board and its determination shall be conclusive and binding.

10.5 Waiver of Restrictions

Notwithstanding any other provision of the Plan, the Board may, in its sole discretion, waive any of the foregoing terms, conditions or restrictions under such circumstances and subject to such terms and conditions as the Board shall deem appropriate.

SECTION 11. GENERAL

11.1 No Individual Rights

Nothing in the Plan or Award granted under the Plan shall be deemed to constitute an employment contract or confer or be deemed to confer on any Participant any right to continue in the employ of, or to continue any other relationship with, the Company or limit in any way the right of the Company to terminate a Participant’s employment or other relationship at any time, with or without cause.

11.2 Successors

The provisions of the Plan shall bind and inure to the benefit of the Company and its successors and assigns and the Participant and the Participant’s Beneficiaries.

11.3 Incompetency

If the Board determines in his discretion that a benefit under this Plan is to be paid to a minor, a person declared incompetent, or to a person incapable of handling the disposition of that person’s property, the Board may direct payment of such benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or incapable person. The Board may require proof of minority, incompetency, incapacity or guardianship, as it may deem appropriate prior to distribution of the benefit. Any payment of a benefit shall be a payment for the account of the Participant and the Participant’s Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Plan for such payment amount.

11.4 Severability

If any provision of the Plan or Award is determined to be invalid, illegal or unenforceable in any jurisdiction, or as to any person, or would disqualify the Plan or Award under any law deemed applicable by the Board, such provision shall be construed or deemed amended to conform to applicable laws, or, if it cannot be so construed or deemed amended without, in the Board’s determination, materially altering the intent of the Plan or Award, such provision shall be stricken as to such jurisdiction, person, Award, and the remainder of the Plan and any Award shall remain in full force and effect.

11.5 Choice of Law

The Plan and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by the laws of the United States, shall be governed by the laws of the State of Washington without giving effect to principles of conflicts of law.

Adopted by the Board on October 6, 2006.

Approved by Holders of 2/3 of Outstanding Securities on October 11, 2006.

PLAN ADOPTION AND AMENDMENTS/ADJUSTMENTS

SUMMARY PAGE

Date of Board Action	Action	Section/Effect of Amendment
October 6, 2006	Initial Plan Adoption